Exhibit 3.3
STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Ecovyst Inc. , a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.The name of the corporation is Ecovyst Inc. .
2.That a Certificate of Amendment of Certificate of Incorporation
(Title of Certificate Being Corrected)
was filed by the Secretary of State of Delaware on August 2, 2021 and that said Certificate requires correction as permitted by Section 103 of the
General Corporation Law of the State of Delaware.
3.The inaccuracy or defect of said Certificate is: (must be specific)
A scrivener error occurred, stating that a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment. No such meeting was held nor required.
4.Article two of the Certificate is corrected to read as follows:

That pursuant to Section 242 of the General Corporation Law of the State of Delaware, no
meeting or vote of stockholders of said corporation is necessary to approve the amendment.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 8th day of November , A.D. 2021 .

By:	/s/Joseph S. Koscinksi
Authorized Officer

Name:	Joseph S. Koscinski
Print or Type

Title:	Vice President, Secretary, and General Counsel